As filed with the Securities and Exchange Commission on May 21, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	31-1179518
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

51 North Third Street, P.O. Box 3500,
Newark, Ohio 43058-3500
(740) 349-8451
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Park National Corporation 2026 Long-Term Incentive Plan for Employees
(Full title of the Plan)

Matthew R. Miller
Chief Executive Officer and President
Park National Corporation
51 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Kimberly J. Schaefer, Esq.
Vorys, Sater, Seymour and Pease LLP
301 East Fourth Street, Suite 3500,
Cincinnati, Ohio 45202
(513) 723-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Park National Corporation (the “Registrant”) hereby incorporates into this Registration Statement the following documents filed by the Registrant with the Commission:
•The Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed by the Registrant with the Commission on February 23, 2026;
•The Quarterly Report on Form 10-Q of the Registrant for the quarterly period ended March 31, 2026, filed with the Commission on May 11, 2026;
•The Current Reports on Form 8-K filed by the Registrant with the Commission on January 5, 2026, January 26, 2026 (excluding Items 2.02 and 7.01), February 2, 2026, April 24, 2026 (excluding Items 2.02 and 7.01), April 27, 2026 (excluding Item 7.01), and April 28, 2026;
•The definitive proxy statement for the Registrant’s 2026 Annual Meeting of Shareholders filed by the Registrant with the Commission on March 10, 2026, as amended March 17, 2026; and
•The description of the Registrant’s common shares, without par value, contained in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 23, 2026, including any amendment or report filed for the purpose of updating such description.
All documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by the Registrant under any Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 1701.13(E) of the Ohio General Corporation Law (“OGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director or officer or serving at the request of the corporation as a director or officer of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with the suit, action or proceeding if (i) the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful. In the case of an action by or in the right of the corporation, however, such indemnification may only apply to expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action and no such indemnification may be made if either (a) the director or officer has been adjudged to be liable for negligence or misconduct in the performance of the director’s or officer’s duty to the corporation, unless and only to the extent that the court in which the proceeding was brought determines that the director or officer is fairly and reasonably entitled to indemnification for such expenses as the court deems proper, or (b) the only liability asserted against a director in a proceeding relates to the director’s approval of an impermissible dividend, distribution, redemption or loan. The OGCL further provides that to the extent a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation must indemnify the director or officer against expenses actually and reasonably incurred by the director or officer in connection with the action, suit or proceeding.
Section 1701.13(E) of the OGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.
Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to persons seeking indemnification under a corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise. In addition, Section 1701.13(E) of the OGCL grants express power to a corporation to purchase and maintain insurance or furnish similar protection, including trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.
The OGCL also permits corporations to purchase and maintain insurance on behalf of any director or officer against any liability asserted against such director or officer and incurred by such director or officer in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against such liability under the OGCL.
In addition, the Regulations of Park National Corporation (the “Regulations”) contain provisions regarding indemnification and insurance for directors and officers. Section 5.01 of the Regulations provides for mandatory indemnification by the corporation of any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Section 5.01 of the Regulations further provides that a person claiming indemnification thereunder is presumed, in respect of any act or omission giving rise to such claim, to have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal matter, to have had no reasonable cause to believe such person’s conduct was unlawful.
Section 5.02 of the Regulations provides that the corporation shall not indemnify any officer or director who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor, in respect of any claim, issue or matter asserted in such action or suit as to which such person has been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of such person’s duty to the corporation, unless and only to the extent that the Court of Common Pleas of Licking County, Ohio or the court in which such action or suit was brought determines upon application that, despite such adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnity as such court deems proper. Section 5.02 of the Regulations also provides that the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper.
Section 5.03 of the Regulations provides that, to the extent that an officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01 of the Regulations, or in defense of any claim, issue or matter therein, such person shall be promptly indemnified by the corporation against expenses actually and reasonably incurred in connection therewith.
Section 5.04 of the Regulations provides that any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification is proper in the circumstances because the applicable standard of conduct has been met. Such determination may be made only by (i) a majority vote of a quorum consisting of directors who were not and are not parties to, or threatened with, the action, suit or proceeding, (ii) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel meeting the qualifications specified in the Regulations, (iii) the shareholders, or (iv) the Court of Common Pleas of Licking County, Ohio or, if the corporation is a party thereto, the court in which such action, suit or proceeding was brought.
Section 5.05 of the Regulations provides that expenses incurred in defending any action, suit or proceeding referred to in Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred, but only if such officer or director first agrees, in writing, to repay all amounts so paid if it is ultimately determined that such person is not entitled to be indemnified by the corporation as provided under Section 5.01 or if such person is adjudged liable in the circumstances described in Section 5.05(B), except to the extent a court determines that such person is fairly and reasonably entitled to all or part of such indemnification.
Section 5.06 of the Regulations provides that the indemnification provided by Article FIVE of the Regulations is not exclusive of, and is in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles of Incorporation, the Regulations, any agreement, vote of shareholders or disinterested directors, or otherwise, and that such rights continue as to a person who has ceased to be an officer or director and inure to the benefit of such person’s heirs, executors and administrators.
Section 5.07 of the Regulations provides that the corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity for another entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the obligation or the power to indemnify such person against such liability under Article FIVE of the Regulations.
Section 5.09 of the Regulations provides that any action, suit or proceeding to determine a claim for indemnification under Article FIVE of the Regulations may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Licking County, Ohio, and that the corporation and each such person consent to the exercise of jurisdiction over its or his person by that court in any such action, suit or proceeding.
Section 5.10 of the Regulations provides that any indemnification or insurance provided for under Article FIVE of the Regulations is subject to the limitations of and conditioned upon compliance with applicable state and federal laws and regulations, including the provisions of the Ohio Revised Code governing indemnification by an Ohio corporation and the provisions of 12 U.S.C. § 1828(k) and Part 359 of the regulations of the Federal Deposit Insurance Corporation, which contain certain prohibitions and limitations on the making of certain indemnification payments and the maintenance of certain insurance coverage by FDIC-insured depository institutions and their holding companies.
Park maintains insurance policies under which directors and officers of Park are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Park.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description	Location
4.1	Articles of Incorporation of Park National Corporation, as amended	Incorporated by reference to Exhibit 3.1(i) to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022.
4.2	Regulations of Park National Corporation, as amended	Incorporated by reference to Exhibit 3.1(b) to the Registrant’s Current Report on Form 8-K filed on October 27, 2023.
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP	*
10.1	Park National Corporation 2026 Long-Term Incentive Plan for Employees	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 28, 2026
23.1	Consent of Independent Registered Public Accounting Firm	*
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)	*
24.1	Power of Attorney (included on signature page)	*
107	Filing Fee Table	*
* Filed herewith.

Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs A(1)(i) and A(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of Ohio, on May 21, 2026.

PARK NATIONAL CORPORATION
By:	/s/ Matthew R. Miller
Matthew R. Miller
Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Matthew R. Miller and Brady T. Burt and each or any of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 18, 2026.

Signature	Title

/s/ David L. Trautman	Chairman of the Board and Director
David L. Trautman

/s/ Matthew R. Miller	Chief Executive Officer, President, and Director
Matthew R. Miller	(Principal Executive Officer)

/s/ Brady T. Burt	Chief Financial Officer, Secretary, and Treasurer
Brady T. Burt	(Principal Financial Officer)

/s/ Kelly A. Herreman	Chief Accounting Officer
Kelly A. Herreman	(Principal Accounting Officer)

/s/ Jeffrey D. Agee	Director
Jeffrey D. Agee

/s/ Donna M. Alvarado	Director
Donna M. Alvarado

/s/ Frederic M. Bertley, Ph.D.	Director
Frederic M. Bertley, Ph.D.

/s/ F. William Englefield IV	Director
F. William Englefield IV

/s/ Kelly K. Gratz	Director
Kelly K. Gratz

/s/ Jason N. Judd	Director
Jason N. Judd

/s/ Timothy S. McLain	Director
Timothy S. McLain

/s/ D. Byrd Miller III	Director
D. Byrd Miller III

/s/ Karen Morrison	Director
Karen Morrison

/s/ Robert E. O’Neill	Director
Robert E. O’Neill

/s/ Leon “Lee” Zazworsky	Director
Leon “Lee” Zazworsky